Exhibit 99.1

PRESS RELEASE

Tasker Products Ceases Accepting Subscriptions in its Private Placement

of its Common Stock Raising $6.4 million

DANBURY, CT – September 27, 2005 – Tasker Capital Corp. (OTC BB: TKER) today announced that it has ceased accepting subscriptions in connection with a Securities Purchase Agreement with investors pursuant to which Tasker will issue and sell 2,947,545 shares of its common stock at a purchase price of $2.20 per share together with warrants exercisable for 1,473,769 shares of its common stock at an exercise price of $3.00 per share pursuant to a private placement. The gross proceeds to Tasker at the closing from the sale of common stock, exclusive of the exercise price of the warrants, under the Securities Purchase Agreement are $6,484,599. Investors subscribing to purchase shares and warrants included institutional investors.

The securities offered, issued and sold pursuant to this financing will not be registered under the Securities Act of 1933, as amended, by reason of an exemption from the registration requirements under Section 4(2) and/or Rule 506 of Regulation D of the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The company will be obligated to register the shares of common stock issued in this financing and the shares of common stock receivable upon exercise of the warrants pursuant to the terms of a registration rights agreement.

As previously noted, the purpose of this financing is to raise proceeds to accelerate Tasker’s roll-out plans for its poultry processing product, Unifresh™ Pen Spray Concentrate and Unifresh™ Footbath Concentrate, increase production capacity at its existing plant and install a second production plant, and implement a cost-effective marketing campaign for Close Call™ focused on consumer awareness. A detailed breakdown of the use of proceeds follows:

Close Call Advertising Campaign	$350,000
Expansion of Conroe, TX Facility	510,000
Second Production Facility, Equipment	1,000,000
Additional Team for Poultry Processing Roll-Out in SA	400,000
Additional Team for Poultry Processing Roll-Out in US	800,000
Close Call Inventory for Drug Store Chains and Raw Materials	250,000
Pen Spray Concentrate Inventory and Raw Materials	300,000
Poultry Processing Concentrate Inventory and Raw Materials	400,000
R&D for Egg Spray	150,000
R&D for Water Treatment	150,000
Sub-Total	4,310,000
Additional Working Capital	2,174,599

Total	$6,484,599

Potential Proceeds from Warrant Exercises	$4,421,307

This release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statement. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to compete with other products in our space, the risk of unfavorable federal regulation, and the fact that our status as a development stage company makes our future unclear. Consequently you should not place undue reliance on these forward-looking statements. The proposed transaction may or may not close as expected. If the transaction does not close, the Company’s ability to capitalize on potential opportunities for the sale of its products may be significantly negatively impacted. We discuss many of these and other risks and uncertainties in greater detail in our filings with the SEC, including the section entitled, “Risk Factors That May Affect Future Results” in Item 1 of the Company’s most recent Annual Report on Form 10-KSB as filed with SEC.